AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
on September 2, 2010

REGISTRATION NO.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REXIT INC.
 (Exact Name of Registrant As Specified In Its Charter)

Maryland	6500	27-3249274
State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code	IRS Employee Identification No

REXIT Inc.
1550 54th Street
Brooklyn, New York 11219
Telephone: (718) 782-9200
Facsimile: (718) 436-0736
 (Address and telephone number of Registrant's principal executive offices)

REXIT Inc.
1550 54th Street
Brooklyn, New York 11219
Telephone: (718) 782-9200
 (Address of principal place of business or intended principal place of business)

REXIT Inc.
1550 54th Street
Brooklyn, New York 11219
Telephone: (718) 782-9200
 (Name, address, and telephone number of agent for service)

Copies to:

David Lubin, Esq.
David Lubin & Associates, PLLC
5 North Village Avenue
Rockville Centre, NY 11570
Phone:   (516) 887-8200
Fax:       (516) 887-8250

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE
Title of Each		Proposed Maximum	Proposed Maximum	Amount of
Class of Securities	Amount to be	Offering Price Per	Aggregate Offering	Registration
to be Registered	Registered	Security(1)	Price	Fee

Shares of common stock,
$.0001 par value	200,000	$1.00	$200,000	$14.26
Total	200,000	$1.00	$200,000	$14.26

(1) There is no current market for the securities. Solely for the purpose of calculating the registration fee pursuant to Rule 457(c) to the Securities Act of 1933, the registrant has valued the common stock, in good faith and for purposes of the registration fee, based on $1.00 per share. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND IS SUBJECT TO COMPLETION AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Preliminary Prospectus Subject To Completion Dated ______, 2010

prospectus

reXit inc.

20,000 SHARES OF COMMON STOCK AT $1.00 PER SHARE — MINIMUM OFFERING
200,000 SHARES OF COMMON STOCK AT $1.00 PER SHARE — MAXIMUM OFFERING

We are offering for sale up to a minimum of 20,000 and a maximum of 200,000 shares of our common stock in a self-underwritten offering directly to the public at a price of $1.00 per share. An initial closing will be held within three business days of our acceptance of subscriptions of not less than 20,000 shares for minimum gross proceeds of $20,000. Until the initial closing, all subscription funds will be deposited into a non-interest bearing escrow account with our attorney. Thereafter, offering proceeds will be deposited directly into our operating account. We are offering the shares without any underwriting discounts or commissions. The purchase price is $1.00 per share. If all 200,000 shares are not sold within 180 days from the date hereof (which may be extended an additional 90 days in our sole discretion), the offering will terminate and no further shares will be sold. If all of the shares offered by us are purchased, the gross proceeds to us will be $200,000.This is our initial public offering and no public market currently exists for shares of our common stock.

Each purchaser of a share of common stock will be entitled to one share of Series A Preferred Stock. The Series A Preferred Stock provide for a liquidation preference of $1.00 per share if we liquidate. A liquidation includes a merger, sale of assets, an acquisition of shares where a person has beneficial ownership of 51% of the outstanding shares or if Mr. Eisenberger, our sole director, is no longer our director. There are no other rights attached to the preferred stock, such as dividends, conversion to common shares or voting rights.

 We intend for our common stock to be sold by our sole officer and sole director, who will not be paid any commissions for such sales.

We will pay all expenses incurred in this offering. The offering will terminate 180 days after this registration statement is declared effective by the Securities and Exchange Commission. However, we may extend the offering for up to 90 days following the 180 day offering period.

Our common stock is presently not traded on any public market or securities exchange, and we have not applied for listing or quotation on any public market.

The securities offered in this prospectus involve a high degree of risk. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____________, 2010

PROSPECTUS SUMMARY

The following summary highlights selected material information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements, and the notes to the financial statements.

Corporate Background

REXIT Inc. is a Maryland corporation formed on August 13, 2010 to acquire and make real estate investments that relate to income-producing commercial real estate, such as office, retail, multi-family residential and industrial properties. Our initial focus will be on investments located in the New York metropolitan area. We intend to elect to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes as soon as we acquire several properties and determine that we meet with REIT requirements.

We expect to use the net proceeds from this offering for general operating expenses as well as to finance soft costs associated with acquiring income-producing commercial real estate, such as market appraisals, legal fees and closing costs. Our initial focus will be to acquire income producing investments located in the New York metropolitan area and, in particular, New York City. We may purchase properties or make other real estate investments that relate to varying property types, including office, retail, multi-family residential and industrial. Other real estate investments may include equity or debt interests, including securities, in other real estate entities. We also may originate or invest in real estate debt. We expect our real estate debt originations and investments to be focused on first mortgage loans, but they also may include real estate-related bridge loans, mezzanine loans and securitized debt. We do not intend to invest in assets located outside of the United States.

Our executive offices are located at 1550 54th Street, Brooklyn, New York 11219. Our telephone number is 718-782-9200 and our fax number is 718-436-0736. Currently we do not have a website.

Our Objectives

Our goals are as follows:

●	New York City Focus	Our initial focus will be to acquire commercial real estate in the New York metropolitan, and in particular, New York City.

●	Income Producing Properties	Buy properties with expected positive cash flow after purchase.

●	Acquire Properties in Exchange For Operating Partnership Units	Utilize our shares and corporate structure described below to acquire investments at a discount to fair market value and with significant potential for appreciation.

●	Annual Distributions	If possible, to pay distributions annually, covered by funds from operations.

●	Maximize Total Returns	Maximize total returns to our shareholders through a combination of appreciation and current income.

Our Company is led by a seasoned professional who has over 35 years of experience investing through various real estate cycles. We believe a number of factors differentiate us from other real estate companies, including our opportunistic acquisition strategy, property type focus and our lack of legacy issues.

Our Operating Partnership

We expect to own substantially all our real estate properties and conduct operations through REXIT OP L.P., our operating partnership which we will form when we consummate our first transaction. We may, however, own properties directly, through subsidiaries of REXIT OP L.P. or other entities. We will be the sole general partner of REXIT OP L.P. An affiliate of ours, REXIT Limited Partner, LLC, will be the initial limited partner of REXIT OP L.P. If and when we convert to a REIT, our ownership of properties in REXIT OP L.P. could be referred to as an "UPREIT." (Umbrella Partnership REIT) This UPREIT structure may enable sellers of properties to transfer their properties to REXIT OP L.P. in exchange for limited partnership units of REXIT OP L.P. and defer potential gain recognition for U.S. federal income tax purposes with respect to such transfers of properties. The holders of units in REXIT OP L.P. may have their units exchanged for the cash value of a corresponding number of shares of our common stock or, at our option, a corresponding number of shares of our common stock. At present, we have not yet identified any specific properties to acquire in exchange for units of REXIT OP L.P.

Our REIT Status

If we qualify as a real estate investment trust, or REIT, and elect to be treated as REIT we generally will not be subject to U.S. federal income tax on income that we distribute to our shareholders. Under the Internal Revenue Code, a REIT is subject to numerous organizational and operational requirements, including a requirement that it generally distribute at least 90% of its annual REIT taxable income (excluding net capital gain) to its shareholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for U.S. federal income tax purposes, we will still be subject to state and local taxes on our income and property and to U.S. federal income and excise taxes on our undistributed income. We do not anticipate converting to a REIT until we have been successful at acquiring several properties.

The Offering

Shares being offered	Up to 200,000 shares of common stock.
Offering price	$1.00 per share.
Terms of the offering
The offering will commence when the Securities and Exchange Commission declares this prospectus effective. The offering will terminate upon the earlier of the sale of all the 200,000 shares of common stock being offered or 180 business days after the effective date of the registration statement.  We may extend the offering for up to 90 days following the 180 day offering period.

Number of shares of common stock outstanding before the offering	30,000,000
Number of shares of common stock outstanding after the offering if all the shares are sold	30,200,000
Significant ownership by our sole officer and director
Shmuel Eisenberger, our sole director and our sole executive officer currently holds 100% of our shares, and, as a result, will exercise complete control over our operations and direction. After the offering, Mr. Eisenberger will hold approximately 99.34% if we are successful at selling all the shares offered.

Market for the common shares
There is no public market for our common shares. After the offering is closed, we intend to have a market maker file an application on our behalf with FINRA to have our common stock quoted on the OTC Bulletin Board. There is no assurance that a trading market will develop, or, if developed, that it will be sustained.  Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds
If we are successful at selling all the shares we are offering, our gross proceeds from this offering will be $200,000. We intend to use these proceeds towards expenses related to this offering,  ongoing professional fees and operating expenses and the soft costs for acquiring income producing commercial real estate such as due diligence fees and closing costs.

Minimum/Maximum Offering
We are offering for sale up to a maximum of 200,000 shares of our common stock in a self-underwritten offering directly to the public at a price of $1.00 per share. An initial closing will be held within three business days of our acceptance of subscriptions of not less than 20,000 shares in our direct offering for a minimum proceed of $20,000. Until the initial closing, all subscription funds will be deposited into a non-interest bearing escrow account with our attorney. Thereafter, offering proceeds will be deposited into our operating account and used to conduct our business and operations. If we do not sell 20,000 shares before _____, 20_, this offering will terminate and the investors will receive back their investment.

Going Concern Considerations	Our ability to continue as a going concern in the next 12 months is dependent on our ability to offer and sell at least 25,000 shares offered in this prospectus.

Each purchaser of a share of common stock shall also receive one share of Series A Preferred Stock. As described below, the Series A Preferred Stock provide for a liquidation preference of $1.00 per share upon a liquidation of the company. A liquidation includes a merger, sale of assets, an acquisition of shares where a person has beneficial ownership of 51% of the outstanding shares or Mr. Eisenberger, our sole director, is no longer our director. There are no other rights attached to the preferred stock, such as dividends, conversion to common shares or voting rights. Mr. Eisenberger holds 300,000 shares of Series A Preferred Stock.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to our Company

We are a development stage company with no operating history and may never be able to carry out our business plan or achieve any revenues or profitability; at this stage of our business, even with our good faith efforts, potential investors have a high probability of losing their entire investment.

We are subject to all of the risks inherent in the establishment of a new business enterprise. We were established on August 13, 2010 and our operations to date have been focused on organizational and start-up activities. As a development stage company, the Company is a highly speculative venture involving significant financial risk. It is uncertain as to when the Company will become profitable, if ever.

There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. We may not be able to raise enough funds to acquire real estate assets and successfully effectuate our business. There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

We expect to incur operating losses in the future because we have no revenue.

We incurred net losses of $12900 for the period from August 13, 2010 (inception) to August 31, 2010. If we are successful at raising the maximum amount being offered in this offering, we believe that the gross proceeds of $200,000 generated from this offering will be sufficient to continue our planned activities for the next 12 months. We expect to incur operating losses in future periods. These losses will occur because we do not yet have any revenues to offset the expenses associated with the marketing and sales of our products. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.

We have a “going concern” opinion from our auditors, indicating the possibility that we may not be able to continue to operate.

Our ability to continue as a going concern in the next 12 months is dependent upon our ability to obtain capital financing. If we are not successful at raising at least $25,000 we will not have sufficient funds to continue our filing obligations as a public reporting company. We anticipate generating losses for the next 12 months. These factors raise substantial doubt that we will be able to continue operations as a going concern, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the period from August 13, 2010 (inception) to August 31, 2010.   Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations. Our business strategy may not be successful in addressing these issues.  If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

Because we are not making provisions for a refund to investors, you may lose your entire investment.

The offering makes provision to refund investments only if minimum subscriptions of less than 20,000 shares in our direct offering are not received.  Until the initial closing, all subscription funds will be deposited into a non-interest bearing escrow account with our attorney. Thereafter, offering proceeds will be deposited directly into our operating account and used to conduct our business and operations. We will utilize all amounts received from newly issued common stock purchased through this offering even if the amount obtained through this offering is not sufficient to enable us to go forward with our planned operations. Once funds are received as the result of a completed sale of common stock being issued by us, those funds will be placed into our corporate bank account and may be used at the discretion of management.

Since our executive officer works or consults for other companies, his activities could slow down our operations.

Our sole executive officer and director is not required to work exclusively for us and does not devote all of his time to our operations. Therefore, it is possible that a conflict of interest with regard to his time may arise based on his employment for other companies. His other activities may prevent him from devoting full-time to our operations which could slow our operations and may reduce our financial results In addition, Mr. Eisenberger has an inherent conflict of interest in his current position with the Company since he is also a real estate broker and does consultancy work for other real estate companies..

Our sole director and sole officer owns 100% of the outstanding shares of our common stock, and will be able to influence control of the Company and decision-making by management of the company.

Our sole director and officer, presently own 100% of our outstanding common stock. If all of the 200,000 shares of our common stock being offered hereby are sold, the shares held by him will constitute 99.34% of our outstanding common stock. Accordingly, Mr. Eisenberger controls all aspects of our business. In addition, the future prospect of sales of significant amounts of shares held by our sole director and executive officer could affect the market price of our common stock if the marketplace does not adjust in an orderly fashion to the increase in shares in the market and the value of your investment in the company may decrease. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Because we do not have an audit or compensation committee, shareholders will have to rely on our sole director, who is not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by our director. Thus, there is a potential conflict of interest in that our sole director and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions.

We have no operating history.

We were established on August 13, 2010 and other than in connection with this offering have not conducted any operations. We have no operating history. We have not made any investments in real estate or otherwise and do not own any properties or have any operations or independent financing. Our sole officer and director, Mr. Eisenberger, has never been involved as an officer or director of a publicily held real estate company. You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development. To be successful in this market, we must, among other things:
•           identify and acquire investments that further our investment strategies;
•           qualify and elect to be treated as a REIT;
•           obtain sufficient capital in exchange for our equity or with joint venture with others;
•           increase awareness of the REXIT Inc. name within the investment products market;
•           attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;
•           create liquidity for our shares
•           respond to competition for our targeted real estate properties and other investments as well as for potential investors; and
•           continue to build and expand our operations structure to support our business.
We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose all or a portion of your investment.

We will require additional capital, which could result in further dilution to your investment.

Even if we are successful at selling the maximum number of shares and generate gross proceeds of $200,000, it may not be sufficient to acquire our initial property and convert to a REIT. If we can obtain additional capital as a result of issuing more shares of stock, your investment will be diluted as a result of such issuance.

If we are successful and become a REIT, there are numerous limitations on our operations as a REIT.

If we become a REIT as we hope to do, we will be subject to numerous limitations under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. One of these limitations is that five or fewer individuals are prohibited from beneficially owning more than 50% of our outstanding shares during the last half of each taxable year. Accordingly, Mr. Eisenberger will have to sell or otherwise transfer a significant portion of his equity interest in the Company. This could have negative consequences to us, including the lack of control by our current sole officer and director and downward pressure on our stock price, which would significantly impair the value of your investment.

If Mr. Eisenberger is able to locate a suitable real estate property to acquire, there are significant risks to such acquisition; all of which can lead to a significant loss of your investment.

Even if we are able to locate and acquire a suitable investment, we might pay too much for the property. In such case we may not be able to achieve our investment objectives and the returns on our investments will be lower than they otherwise would be. Current economic conditions may cause market rentals rates and/or the creditworthiness of our tenants to deteriorate and market rental rates to decline, leaving us with insufficient cash to maintain our business.

Furthermore, current economic conditions may create challenges for us in obtaining financing for our initial acquisition, if necessary.

We might be exposed to inflation risk, as income from long term leases is a source of our cash flow from operations. Provisions in leases may include rent increases, reimbursement billings for operating expense pass through charges. However, leases may not fully cover inflation.

Changes in general economic conditions and regulatory matters relevant to the real estate industry may cause operating results to suffer and the value of real estate properties to decline.

Our operating results will be subject to risks generally incident to the ownership of real estate, including:

•	changes in general or local economic conditions;

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds, which may render the sale of a property difficult or unattractive;

•	changes in tax, real estate, environmental, and zoning laws; and

•	periods of high interest rates or tight money supply.

These and other reasons may prevent us from being profitable or from realizing growth or maintaining the value of real estate properties.

Upon an acquisition of cash generating property, we will be dependent on tenants for our revenue. Lease defaults or terminations could reduce our net income and limit our ability to make distributions to our stockholders.

The success of our investments materially depends on the financial stability of our tenants. A default or termination by a significant tenant on its lease payments to us would cause us to lose the revenue associated with such lease and require us to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. If a tenant defaults on or terminates a significant lease, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. These events could cause us to reduce the amount of distributions to stockholders.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our net income.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution, or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorist acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase coverage against terrorism as a condition of providing mortgage loans. Such insurance policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incur a casualty loss that is not fully insured, the value of that asset will be reduced by such uninsured loss. In addition, other than any working capital reserves or other reserves that we may establish, or our existing line of credit, we do not have sources of funding specifically designated for funding repairs or reconstruction of any uninsured damaged property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to stockholders.

Costs of complying with governmental laws and regulations may reduce our net income and the cash available for distributions to our stockholders.

All real property and the operations conducted on real property are subject to federal, state, and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liability on tenants, owners, or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings.

Compliance with new laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances, or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state, and federal fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions.

Discovery of previously undetected environmentally hazardous conditions may decrease our revenues and limit our ability to make distributions.

Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous real property owner or operator may be liable for the cost to remove or remediate hazardous or toxic substances on, under, or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could reduce the amounts available for distribution to our stockholders.

What is an “UPREIT?”
UPREIT stands for Umbrella Partnership Real Estate Investment Trust, and refers to a REIT that holds substantially all of its assets in an operating partnership. The UPREIT structure is used because a sale of property directly to the REIT is generally a taxable transaction to the selling property owner. In an UPREIT structure, the seller of a property who desires to defer taxable gain on the sale of his or her property may transfer the property to the operating partnership in exchange for limited partnership units in the operating partnership. The seller then may generally defer taxation of gain until the seller later sells or exchanges his or her limited partnership units, which may be redeemed after observing the requisite holding period for cash or, at the option of the REIT, shares of the common stock of the REIT.

Risks Related to Our Corporate Structure
Your interest in us will be diluted if we issue additional shares.
Our stockholders will not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 350,000,000 shares of capital stock, of which 300,000,000 shares are designated as common stock and 50,000,000 shares are designated as preferred stock. Our board of directors may increase the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series without stockholder approval. After you purchase shares in this offering, our board may elect to: (1) sell additional shares in this or future public offerings; (2) issue equity interests in private offerings; (3) issue shares upon the exercise of the options we may grant to our independent directors or future employees; (4) issue shares to our sole officer and director or his affiliates, in payment of an outstanding fee obligation; or (5) issue shares to sellers of properties we acquire in connection with an exchange of limited partnership interests of ReXit OP, L.P. To the extent we issue additional shares after your purchase in this offering, your percentage ownership interest in us will be diluted.

If we elect to become a REIT, the number of shares a person may own will be limited, which may discourage a takeover that could otherwise result in a premium price to our stockholders.
Upon our initial acquisition, we intend to elect to be taxed as a REIT. Upon such election, our director will to take certain such actions as are necessary and desirable to preserve our qualification as a REIT. One of these actions will be that no person may own more than 9.8% in value of our outstanding stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock. Our 9.8% ownership limitation may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for our stockholders.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.
Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might otherwise provide a premium price to holders of our common stock.

You will have limited control over changes in our policies and operations, which increases the uncertainty and risks you face as a stockholder.
Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Our board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks you face as a stockholder. In addition, our board of directors may change our investment objectives without seeking stockholder approval. Although our board has fiduciary duties to our stockholders and intends only to change our investment objectives when the board determines that a change is in the best interests of our stockholders, a change in our investment objectives could reduce our payment of cash distributions to our stockholders or cause a decline in the value of our investments.

Our rights and the rights of our stockholders to recover claims against our directors and officers are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.
Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, subject to any limitations required by the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association, which we refer to as the “NASAA REIT Guidelines,” Maryland law and our charter provide that no director or officer shall be liable to us or our stockholders for monetary damages unless the director or officer (1) actually received an improper benefit or profit in money, property or services or (2) was actively and deliberately dishonest as established by a final judgment. Moreover, our charter requires us to indemnify our directors and officers, subject to any limitations required by the NASAA REIT Guidelines and Maryland law. As a result, you and we may have more limited rights against our directors or officers than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a negligent manner.

Certain provisions of Maryland law could inhibit transactions or changes of control under circumstances that could otherwise provide stockholders with the opportunity to realize a premium.
Certain provisions of the Maryland General Corporation Law applicable to us prohibit business combinations with:
•	any person who beneficially owns 10% or more of the voting power of our common stock, which we refer to as an “interested stockholder;”

•	an affiliate of ours who, at any time within the two-year period prior to the date in question, was an interested stockholder; or

•	an affiliate of an interested stockholder.

     These prohibitions last for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any business combination with the interested stockholder or an affiliate of the interested stockholders must be recommended by our board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding shares of common stock, and two-thirds of the votes entitled to be cast by holders of our shares other than shares held by the interested stockholder. These requirements could have the effect of inhibiting a change in control even if a change in control were in our stockholders’ interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that someone becomes an interested stockholder.

Your investment return may be reduced if we are deemed to be an investment company under the Investment Company Act.
     We do not intend or expect to be required to register as an investment company under the Investment Company Act of 1940, as amended. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	requirements that we add directors who are independent of us, our Advisor and its affiliates;

•	restrictions or prohibitions on retaining earnings;

•	requirements that we diversify our investment portfolios;

•	requirements that our income be derived from certain types of assets;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

     In order to maintain our status as a company not required to register under the Investment Company Act, we must engage primarily in the business of acquiring interests in real estate. This means that we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain in order to retain this status. In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Security and Exchange Commission relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because we do not intend to pay any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We do not anticipate paying any cash dividends until we acquire sufficient assets which generate sufficient net income. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

The offering price of our common stock could be higher than the market value, causing investors to sustain a loss of their investment.

The price of our common stock in this offering has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, to a large extent, arbitrary. Our audit firm has not reviewed management's valuation, and therefore expresses no opinion as to the fairness of the offering price as determined by our management. As a result, the price of the common stock in this offering may not reflect the value perceived by the market. There can be no assurance that the shares offered hereby are worth the price for which they are offered and investors may therefore lose a portion or all of their investment.

There is no established public market for our stock and a public market may not be obtained or be liquid and therefore investors may not be able to sell their shares.

There is no established public market for our common stock being offered under this prospectus. While we intend to apply for quotation of our common stock on the over-the-counter Bulletin Board system, we have not yet engaged a market maker for the purposes of submitting such application, and there is no assurance that we will qualify for quotation on the OTC Bulletin Board. Therefore, purchasers of our common stock in this offering may be unable to sell their shares on any public trading market or elsewhere.

USE OF PROCEEDS

The net proceeds to us from the sale of up to 200,000 shares offered at a public offering price of $1.00 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at approximately $15,000 for legal, accounting, and other costs in connection with this offering. The table below shows the intended net proceeds from this offering, indicating scenarios where we sell various amounts of the shares. There is no guarantee that we will be successful at selling any of the securities being offered in this prospectus. Accordingly, the actual amount of proceeds we will raise in this offering, if any, may differ.

Percent of Net Proceeds Received (1)

	10%	50%	70%	100%
Shares Sold	20,000	100,000	140,000	200,000
Gross Proceeds	$20,000	$100,000	140,000	$200,000
Less Offering expenses	$(15,000)	$(15,000)	(15,000)	$(15,000)
Net Offering Proceeds	$5,000	$85,000	125,000	$185,000

(1)  The offering scenarios presented above are for illustrative purposes only and the actual amounts of proceeds, if any, may differ.

The Use of proceeds set forth below in this illustrative example sets forth how we intend to use the funds under the various percentages of amounts of the related offering. All amounts listed below are estimates.

The net proceeds will be used for ongoing professional fees (estimated to be $15,000 for the next 12 months), operating expenses (such as the creation of a web site and due diligence costs incurred in locating suitable acquisitions for the company, estimated to be $10,000 for the next 12 months), and for the soft costs associated with acquiring income-producing commercial real estate, such as market appraisals, legal fees and closing costs.

A significant portion of the offering expenses have been in full, and the balance will be paid by Mr. Eisenberger regardless of the number of shares sold. Our offering expenses are comprised of legal and accounting expenses, SEC and EDGAR filing fees, printing and transfer agent fees and any necessary state registration fees. Our sole director and officer will not receive any compensation for his efforts in selling our shares.

We have paid the offering expenses of $15,000 regardless of the amount of shares we sell. If we sell at least 25,000 shares, we believe that we will have sufficient funds to continue our filing obligations as a public reporting company for the next 12 months. We intend to use the proceeds of this offering in the manner and in order of priority set forth above. We do not intend to use the proceeds to acquire assets or finance the acquisition of other businesses. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the new uses.

In all instances, after the effectiveness of this registration statement, the Company will need some amount of working capital to maintain its general existence and comply with its public reporting obligations. In addition to changing allocations because of the amount of proceeds received, we may change the uses of proceeds because of required changes in our business plan. Investors should understand that we have wide discretion over the use of proceeds. Therefore, management decisions may not be in line with the initial objectives of investors who will have little ability to influence these decisions.

DETERMINATION OF OFFERING PRICE

Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Our Company will be offering the shares of common stock being covered by this prospectus at a price of $1.00 per share. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

The offering price was determined arbitrarily based on a determination by the Board of Directors of the price at which the Company believes investors would be willing to purchase the shares. Additional factors that were included in determining the offering price are the lack of liquidity resulting from the fact that there is no present market for our stock and the high level of risk considering our lack of profitable operating history.

DILUTION

Purchasers of our securities in this offering will experience immediate and substantial dilution in the net tangible book value of their common stock from the initial public offering price.

The historical net tangible book value as of August 31, 2010 was $0.00 per share. Historical net tangible book value per share of common stock is equal to our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of August 31, 2010. The historical tangible net worth, as adjusted to give effect to the receipt of net proceeds from the sale of 200,000 shares of common stock for $1.00, is $200,000 which represents net proceedsassuming no offering expenses.  This represents an immediate increase of less than $0.01 per share to existing stockholders and an immediate and substantial dilution of $1.00 per share, or approximately 100%, to new investors purchasing our securities in this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately following this offering.

The following table sets forth as of August 31, 2010, the number of shares of common stock purchased from us and the total consideration paid by our existing stockholders and by new investors in this offering if new investors purchase 100% of the shares offered in the Offering, before deducting offering expenses payable by us, assuming a purchase price in this offering of $1.00 per share of common stock.

	Shares

	Number	Percent	Amount
Existing Shareholder	30,000,000	99.349%	$3,000
New Investors	200,000	0.067%	$200,000
Total	30,200,000	100%	$203,,000

PLAN OF DISTRIBUTION

We are offering a minimum of 20,000 and a maximum of 200,000 shares to the public at an offering price of $1.00 per share. An initial closing will be held within three business days of our acceptance of subscriptions of not less than 20,000 shares for minimum gross proceeds of $20,000. Until the initial closing, all subscription funds will be deposited into a non-interest bearing escrow account with our attorney. Thereafter, offering proceeds will be deposited directly into our operating account. We are offering the shares without any underwriting discounts or commissions. If all 200,000 shares are not sold within 180 days from the date hereof (which may be extended an additional 90 days in our sole discretion), the offering will terminate and no further shares will be sold. If all of the shares offered by us are purchased, the gross proceeds to us will be $200,000. Our offering price of $1.00 per share was arbitrarily decided upon by our management and is not based upon established criteria of value such as earnings or operating history, does not reflect our actual value, and bears no relation to our earnings, assets, book value, net worth, or any other recognized criteria of value. No independent investment banking firm has been retained to assist in determining the offering price for the shares. Such offering price was not based on the price of the issuance to our founders. Accordingly, the offering price should not be regarded as an indication of any future price of our stock.

We anticipate applying for trading of our common stock on the over-the-counter (OTC) Bulletin Board upon the close of this offering. To have our securities quoted on the OTC Bulletin Board we must: (1) be a company that reports its current financial information to the Securities and Exchange Commission, banking regulators or insurance regulators; and (2) has at least one market maker who completes and files a Form 211 with FINRA Regulation, Inc. The OTC Bulletin Board differs substantially from national and regional stock exchanges because it (1) operates through communication of bids, offers and confirmations between broker-dealers, rather than one centralized market or exchange; and (2) securities admitted to quotation are offered by one or more broker-dealers rather than "specialists" which operate in stock exchanges. We have not yet engaged a market maker to assist us to apply for quotation on the OTC Bulletin Board and we are not able to determine the length of time that such application process will take. Such time frame is dependent on comments we receive, if any, from the FINRA regarding our Form 211 application.

There is currently no market for our shares of common stock. There can be no assurance that a market for our common stock will be established or that, if established, such market will be sustained. Therefore, purchasers of our shares registered hereunder may be unable to sell their securities, because there may not be a public market for our securities. As a result, you may find it more difficult to dispose of, or obtain accurate quotes of our common stock. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

We intend to sell the shares in this offering through our sole director and sole executive officer. Our sole director and sole executive officer will receive no commission from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our sole director, who is also our sole executive officer, is not statutorily disqualified, is not being compensated, and are not associated with a broker/dealer. He is and will continue to be an executive officer and a director at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. Our sole director/executive officer has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

We will not utilize the Internet to advertise our offering.

Offering Period and Expiration Date

This offering will start on the date of this registration statement is declared effective by the SEC and continue for a period of 180 days. We may extend the offering period for an additional 90 days, unless the offering is completed or otherwise terminated by us. We will not offer any shares or accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must:

1. execute and deliver a subscription agreement

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions after the initial 20,000 shares are sold must be made payable to "REXIT INC.", all checks prior to such sell must be made payable to David Lubin & Associates, PLLC Master Escrow Account in trust for REXIT INC.”

Right To Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. If we are not successful at selling 20,000 shares, all subscriptions shall be returned to the investors.

Underwriters

We have no underwriter and do not intend to have one. In the event that we sell or intend to sell by means of any arrangement with an underwriter, then we will file a post-effective amendment to this S-1 to accurately reflect the changes to us and our financial affairs and any new risk factors, and in particular to disclose such material relevant to this Plan of Distribution.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for, purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

Section 15(G) of the  Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 300,000,000 shares of common stock, par value $0.0001 per share, of which 30,000,000 shares are issued and outstanding , as of August 31, 2010. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Common Stock

We are authorized to issue 50,000,000 shares of preferred stock, par value $0.0001, of which 300,000 are issued and outstanding, as of August 31, 2010.  Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. If we are successful in selling 200,000 shares of common stock, we will issue 200,000 shares of Series A Preferred Stock. Because we may issue up to 45,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

We have authorized 50,000,000 shares of Series A Preferred Stock, of which 300,000 are currently owned by Mr. Eisenberger. We will issue one share of Series A Preferred Stock for each share of common stock we sell in this offering. The Series A Preferred Stock provide for a liquidation preference of $1.00 per share upon a liquidation of the company. A liquidation is defined as follows:

(i)	a merger, consolidation or other business combination in which we are not the surviving entity in such transaction;

(ii)	an acquisition of voting shares, immediately after which such purchaser has beneficial ownership of 51% or more of the then outstanding shares;

(iii)
if Mr. Eisenberger ceases for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination of any new director was approved by Mr. Eisenberger, this provision shall not be triggered; or

(iv)	the sale or other disposition of all or substantially all of our assets.

We cannot amend the certificate of designation to change any of the rights of the Series A Preferred Stock without the consent of the holder or holders of at least two-thirds of the shares of Series A Preferred Stock then outstanding. However, if any amendment benefits the preferred shareholders, then the amendment only requires the consent of the holder or holders of at least 50% of the shares of preferred then outstanding.

There are no other rights attached to the preferred stock, such as dividends, conversion to common shares or voting rights.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

BUSINESS DESCRIPTION
REXIT, INC. is a development stage company which was formed on August 13, 2010. We have commenced only limited operations, primarily focused on organizational matters in connection with this offering.

We hope to acquire and make real estate investments that relate to income-producing commercial real estate, such as office, retail, multi-family residential and industrial properties. Our initial focus will be on investments located in the New York metropolitan area. We intend to elect to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes as soon as we acquire several properties and determine that we meet with REIT requirements.

In order to generate some initial working capital, we decided to commence this offering to raise a minimum of $20,000 and a maximum of $200,000 in gross proceeds. We expect to use the net proceeds from this offering to pay for our operating costs as a public company and to finance soft costs associated with acquiring income-producing commercial real estate, such as market appraisals, legal fees and closing costs. Our initial focus will be to acquire income producing investments located in the New York metropolitan area and, in particular, New York City. We may purchase properties or make other real estate investments that relate to varying property types, including office, retail, multi-family residential and industrial. Other real estate investments may include equity or debt interests, including securities, in other real estate entities. We also may originate or invest in real estate debt. We expect our real estate debt originations and investments to be focused on first mortgage loans, but they also may include real estate-related bridge loans, mezzanine loans and securitized debt. We do not intend to invest in assets located outside of the United States.

We hope to use our equity to finance our acquisitions. If necessary, we will have to use bank or other types of loans to make acquisitions. In light of our lack of history and operations, there is no assurance that we will be successful at making any acquisitions.

Our Board of Directors, which currently consists of Mr. Eisenberger, has the sole discretion to issue securities, borrow funds, invest in securities of others, engage in the purchase and sale of investments and engage in all other activities as he determines.

Employees

We have no full time employees at this time. All functions, including development, strategy, negotiations and clerical are currently being provided on a voluntary basis by our sole executive officer and director

Transfer Agent

We are currently serving as our own transfer agent, and plan to continue to serve in that capacity until such time as management believes it is necessary or appropriate to employ an independent transfer agent in order to facilitate the creation of a public trading market for our securities.  Until such time as a transfer agent is retained, we will be responsible for all record keeping and administrative functions in connection with the shares of our common stock. Should our securities be quoted on any exchange or OTC quotation system or application is made to have the securities quoted, an independent transfer agent will be appointed.

DESCRIPTION OF PROPERTY

We do not lease or own any real property. Our principal executive offices are located at 1550 54th Street, Brooklyn, New York 11219. Our telephone number is 718-782-9200 and our fax number is 718-436-0736. We do not currently have a website. We do not pay rent for this space because the amount of the space we use at such office is de minimis. We believe that this space will be sufficient until we start generating revenues and need to hire employees.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the closing of the offering, we hope to have a market maker file an application with the FINRA for our common stock to be eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

SHARE CAPITAL

Security Holders

As of August 31, 2010, there were 30,000,000 shares of common stock issued and outstanding, all of which are held by Mr. Eisenberger, our sole officer and director. Mr. Eisenberger is also the sole owner of all of the 300,000 shares of Series A Preferred Stock issued and outstanding.

Dividend Policy

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our board of directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

Securities Authorized Under Equity Compensation Plans

We have no equity compensation plans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following plan of operation together with our audited financial statements and related notes appearing elsewhere in this prospectus. This plan of operation contains forward-looking statements that involve risks, uncertainties, and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under "Risk Factors" on elsewhere in this prospectus.

Overview

We are a Maryland corporation formed on August 13, 2010 to acquire and make real estate investments that relate to income-producing commercial real estate, such as office, retail, multi-family residential and industrial properties. Our initial focus will be on investments located in the New York metropolitan area. We intend to elect to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes as soon as we acquire several properties and determine that we meet with REIT requirements.

Plan of Operation

Our initial focus will be to acquire income producing investments located in the New York metropolitan area and, in particular, New York City.

Over the next twelve months, the Company intends to focus on acquiring income-producing commercial real estate, such as office, retail, multi-family residential and industrial properties. Our initial focus will be on investments located in the New York metropolitan area.

We expect to use the net proceeds from this offering for operating costs as a public company and to finance soft costs associated with acquiring income-producing commercial real estate, such as market appraisals, legal fees and closing costs. However, we currently have no real estate acquisitions contemplated. Accordingly, it is difficult to estimate how much will be required in the next 12 months to implement. We do not intend to use the net proceeds to acquire real estate and hope to use our capital stock as acquisition currency. If we are able to locate a suitable real estate investment, we anticipate using the net proceeds (less an estimated $25,000 for professional fees necessary to maintain our status as a reporting company and general working capital) for soft closing costs and our capital stock as acquisition currency.

Liquidity and Capital Resources

As of August 31, 2010, the Company had no cash. The Company hopes to raise $200,000 in this offering. If we are successful at raising the maximum amount of this offering, we believe that such funds will be sufficient to fund our expenses over the next twelve months.    There can be no assurance that additional capital will be available to the Company. The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.  Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company. There can be no assurance that additional capital will be available to the Company.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Recently Issued Accounting Pronouncements

There are no critical accounting policies or recently issued accounting pronouncements that are expected to materially impact our financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Freed Maxick & Battaglia, CPAs, PC are our registered independent auditor. There have not been any changes in or disagreements with our auditors on accounting and financial disclosure or any other matter.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth certain information regarding the members of our board of directors and its executive officers as of August 31, 2010.

Name	Age	Positions and Offices Held
Shmuel Eisenberger	58	President, Chief Executive Officer, Chief Financial Officer, Secretary and Sole Director

In accordance with our Bylaws, our directors hold offices until the next annual meeting of our shareholders or until their successors are duly elected and qualified. Set forth below is a summary description of the principal occupation and business experience of each of our directors and executive officers for at least the last five years.

Shmuel Eisenberger has been our Chief Executive Officer, President, Chief Financial Officer, Secretary and sole Director since our inception on August 13, 2010. Shmuel Eisenberger has been involved as an owner, manager, real estate broker (sales, financing and leasing) of real estate   properties for more than 35 years. Mr. Eisenberger has been licensed by the State of New York as a real estate broker since 1973.

Our sole director and officer does not hold positions on the board of directors of any other U.S. reporting companies and has no affiliation with any company that has filed for bankruptcy within the last five years. The Company is not aware of any proceedings to which the Company’s officer or director, or any associate of such officer or director, is a party adverse to the Company or has a material interest adverse to it.

Each director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Audit Committee and Expert

We do not have an audit committee or an audit committee financial expert. Our corporate financial affairs are simple at this stage of development and each financial transaction is viewed by our sole officer and director. The policy of having no committee will change if the constitution of one such becomes necessary as a result of growth of the company or as mandated by public policy.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officer.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest in that our director has the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

EXECUTIVE COMPENSATION

Summary Compensation

Since our incorporation on August 13, 2010, we have not paid any compensation to our director or officer in consideration for his services rendered to our Company in their capacity as such. We have no employment agreements with any of our directors or executive officers. We have no pension, health, annuity, bonus, insurance, stock options, profit sharing, or similar benefit plans.

Since our incorporation , no stock options or stock appreciation rights were granted to any of our directors or executive officers, none of our directors or executive officers exercised any stock options or stock appreciation rights, and none of them hold unexercised stock options. We have no long-term incentive plans.

Outstanding Equity Awards

Our sole director, who is also our sole executive officer, does not have unexercised options that have not vested, or equity incentive plan awards.

Compensation of Directors

Since our incorporation, no compensation has been paid to our director in consideration for his services rendered in his capacity as director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the ownership of the Common Stock by (a) each person who, to the best of our knowledge, beneficially owned on that date more than 5% of our outstanding common stock, (b) our sole director and executive officers and (c) all current directors and executive officers as a group. The following table is based upon an aggregate of 30,000,000 shares of our common stock outstanding as of August 31, 2010.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned or Right to Direct Vote (1)	Percent of Common Stock Beneficially Owned or Right to Direct Vote (1)
Shmuel Eisenberger	30,000,000	100%

All directors and / executive officers as a group (1 person)	30,000,000	100%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of common stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the date of the information in this table are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge, each person listed is believed to have sole voting and investment power with respect to all shares of common stock owned by such person.

Mr. Eisenberger also owns all the issued and outstanding Series A preferred stock. The Series A Preferred Stock provide for a liquidation preference of $1.00 per share upon a liquidation of the company. A liquidation is defined as follows: (i) a merger, consolidation or other business combination in which we are not the surviving entity in such transaction; (ii) an acquisition of voting shares, immediately after which such purchaser has beneficial ownership of 51% or more of the then outstanding shares; if Mr. Eisenberger ceases for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination of any new director was approved by Mr. Eisenberger, this provision shall not be triggered; or (iii) the sale or other disposition of all or substantially all of our assets.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

On August 13, 2010, by action taken by our board of directors, we issued 30,000,000 shares of our common stock to Shmuel Eisenberger, our President, Chief Executive Officer, Chief Financial Officer and a director, in consideration for cash payment in the amount of $3,000. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On August 13, 2010, by action taken by our board of directors, we issued 300,000 shares of our Series A Preferred Stock to Shmuel Eisenberger, our President, Chief Executive Officer, Chief Financial Officer and a director, in consideration for cash payment in the amount of $30. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

DIRECTOR INDEPENDENCE

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” We do believe that our director currently meets the definition of “independent” as promulgated by the rules and regulations of the American Stock Exchange.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by David Lubin & Associates, PLLC.

EXPERTS

Our financial statements as of August 31, 2010 and for the period then ended and cumulative from inception September 31, 2010, appearing in this prospectus and registration statement have been audited by Freed Maxick & Battaglia, CPAs, PC, an independent registered Public Accounting Firm, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of REXIT, INC. filed as part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

We furnish our stockholders with annual reports containing audited financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Rexit Inc.

We have audited the accompanying balance sheet of Rexit Inc. as of August 31, 2010, and the related statements of operations, stockholder’s equity, and cash flows for the period from August 13, 2010 (inception) through August 31, 2010.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor have we been engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rexit Inc. as of August 31, 2010, and the results of its operations and its cash flows for the period from August 13, 2010 (inception) through August 31, 2010, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage enterprise that has no operating history and will be dependent on obtaining future financing. This raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Freed Maxick & Battaglia, CPAs, PC
Buffalo, New York
September 1, 2010

Rexit Inc.
(A Development Stage Company)
Balance Sheet
August 31, 2010

ASSETS

CURRENT ASSETS
Cash	$-
TOTAL CURRENT ASSETS		$-

TOTAL ASSETS		$-

LIABILITIES AND STOCKHOLDER'S EQUITY

STOCKHOLDER'S EQUITY
Preferred Stock - 50,000,000 Shares Authorized;
$.0001 Par Value Per Share; 300,000 Shares Issued and Outstanding	$30
Common Stock - 300,000,000 Shares Authorized;
$.0001 Par Value Per Share; 30,000,000 Shares Issued and Outstanding	3,000
Additional Paid-In Capital	9,870
Deficit Accumulated During Development Stage	(12,900)
TOTAL STOCKHOLDER'S EQUITY		$-

TOTAL LIABILITIES AND
STOCKHOLDER'S EQUITY		$-

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

Rexit Inc.
(A Development Stage Company)
Statement of Operations
For the Period August 13, 2010 (Inception) to August 31, 2010

EXPENSES

Start Up Costs	$12,900

Net Loss	$(12,900)

Basic and Diluted Loss Per Share	$-

Weighted Average Number of Common Shares Outstanding	30,000,000

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

Rexit Inc.
(A Development Stage Company)
Statement of Stockholder's Equity
For the Period August 13, 2010 (Inception) to August 31, 2010

						Deficit
						Accumulated
	Common Stock		Preferred Stock		Additional	During	Total
	Shares	Common	Shares	Common	Paid-in	Development	Stockholder's
	Outstanding	Stock	Outstanding	Stock	Capital	Stage	Equity

Shares Issued to Founder in Exchange for
Expenses Paid on Behalf of the Company	30,000,000	$3,000	300,000	$30	$9,870	$-	$12,900

Net Loss	-	-	-	-	-	(12,900)	(12,900)

Balance at August 31, 2010	30,000,000	$3,000	300,000	$30	$9,870	$(12,900)	$-

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

Rexit Inc.
(A Development Stage Company)
Statement of Cash Flows
For the Period August 13, 2010 (Inception) to August 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(12,900)

Adjustments to reconcile net loss
to net cash provided by operating activities:
Start Up Costs Satisfied with Equity Instruments	12,900

NET CASH PROVIDED BY
OPERATING ACTIVITIES	-

NET INCREASE IN CASH	-

CASH - BEGINNING	-

CASH - ENDING	$-

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

Rexit Inc.
(A Development Stage Company)
Notes To Financial Statements
August 31, 2010

NOTE 1                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

 Rexit Inc. (the “Company”), a Maryland corporation, was formed on August 13, 2010 to acquire and make real estate investments that relate to income-producing commercial real estate, such as office, retail, multi-family residential and industrial properties. The Company’s initial focus will be on investments located in the New York metropolitan area.

The Company intends to file a registration statement with the United States Securities & Exchange Commission (SEC) and become an SEC registrant.  The Company elected a fiscal year ending with July 31, 2011. These interim financial statements are expected to be included in the registration statements and, accordingly, are presented as if the Company was an SEC registrant.

Development-Stage Company

The Company is a development-stage company as defined in Accounting Standards Codification (ASC) 915. The Company is considered a development-stage entity because it is devoting substantially all of its efforts to raising capital and establishing its business and principal operations.

Start Up Costs

In accordance with Accounting Standards Codification (ASC) 920, costs related to start up activities, including organizational costs, are expensed as incurred.

Rexit Inc.
(A Development Stage Company)
Notes To Financial Statements
August 31, 2010

NOTE 1                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Income Taxes

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit at August 31, 2010. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the period ended August 31, 2010, the Company recognized no interest and penalties.

The Company files U.S. federal tax returns and tax returns in various states. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

The Company has approximately $12,900 in net operating loss carryforwards (“NOL’s”) available to reduce future taxable income giving rise to a deferred tax asset of approximately $3,000. These carryforwards begin to expire in year 2030. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Company has recorded a valuation allowance to reduce the net deferred tax asset to zero. The difference between the U.S. statutory federal rate of 15% and the effective rate of 0% is due to a state tax rate of 8.25% and a change in valuation allowance of 23.25%.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Rexit Inc.
(A Development Stage Company)
Notes To Financial Statements
August 31, 2010

NOTE 1                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Fair Value of Financial Instruments

The Company discloses fair value information about financial instruments based upon certain market assumptions and pertinent information available to management. As of August 31, 2010 there were no financial instruments outstanding.

Earnings Per Common Share

The Company presents basic earnings per share.  Basic earnings per share reflect the actual weighted average of common shares issued and outstanding during the period. There are no dilutive or potentially dilutive instruments outstanding as of August 31, 2010.

NOTE 2                 GOING CONCERN

The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations while trying to attain profitable operations.

While the financial statements have been prepared on the basis of accounting principles applicable to a going concern, the current global economic turbulence and liquidity crisis cast substantial doubt upon validity of this assumption. If the going concern assumption was not appropriate for these financial statements, then adjustments would be necessary in the carrying values of the assets and liabilities, the reported net losses and the balance sheet classifications used.

Rexit Inc.
(A Development Stage Company)
Notes To Financial Statements
August 31, 2010

NOTE 3                 COMMON STOCK

The Company is authorized to issue 300,000,000 shares of common stock and 50,000,000 of preferred common stock, both at $.0001 par value. During the period ended August 31, 2010, 30,000,000 shares of common stock and 300,000 shares of preferred stock were issued to the sole shareholder, in exchange for various start up expenses amounting to $12,900 paid on behalf of the Company by the shareholder. Given the absence of a “regular, active public market” and no previous sales of the Company common stock, the Company determined the fair value of the initial shares issued to be the consideration paid by the shareholder for expenses incurred by the Company. The Company took the following into consideration in making this determination; the Company had no transactions or activity prior to and immediately subsequent to the initial stock sale other than the start up expenses incurred.

The preferred common stock provide for a liquidation preference of $1 per share, upon in the event of liquidation. A liquidation event is defined as follows:

(i)	a merger, consolidation or other business combination in which the Corporation is not the surviving entity in such transaction

(ii)
an acquisition of any voting securities of the Company by any entity or person, immediately after which such entity or person has beneficial ownership of fifty-one percent (51%) or more of the then outstanding shares or the combined voting power of the Corporation’s then outstanding voting securities

(iii)	the sale or other disposition of all or substantially all of the assets of the Company

PART II -  INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended, provides to the fullest extent permitted by the State of Maryland our directors, or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount

SEC Registration fee	$14.26

Accounting fees and expenses	$2,300.00

Legal fees and expenses	$10,000.00

Total:	$12,314.26

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation, as amended, provides to the fullest extent permitted by Maryland law, that our directors and officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding all sales of our unregistered securities during the past three years. None of the holders of the shares issued below have subsequently transferred or disposed of their shares and the list is also a current listing of the Company's stockholders.

During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof. No advertising or general solicitation was employed in offering the securities. All recipients had adequate access, through their relationships with us, to information about us.

On August 13, 2010 we sold 30,000,000 shares of our common stock to Shmuel Eisenberger. The purchase price for such shares was equal to, $0.0001 per share, amounting to $3,000.  On such date said amount was fully paid. Such issuance was made pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D.

On August 31, 2010 we sold 300,000 shares of our Series A preferred stock to Shmuel Eisenberger. The purchase price for such shares was equal to, $0.0001 per share, amounting to $30.  On such date said amount was fully paid. Such issuance was made pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D.

EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION

3.1	Articles of Incorporation of the Company

3.2	Certificate of Designations, Preferences and Rights of Series A Preferred Stock

3.3	By-Laws of the Company

4.1	Form of Common Stock Certificate of the Company

4.2	Form of Series A Preferred Stock Certificate of the Company

5.1	Opinion of David Lubin & Associates, PLLC

10.1	Subscription Agreement

10.2	Escrow Agreement among the Company, the investor and David Lubin & Associates, PLLC as escrow agent

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of legal counsel (see Exhibit 5.1)

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Brooklyn, New York, on September 1, 2010.

REXIT INC.

By: /s/ Shmuel Eisenberger
Name: Shmuel Eisenberger
Title: President, Chief Executive Officer, Chief Financial Officer, Secretary and Director (Principal Executive, Financial, and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	Signature:	Name:	Title:

September 1, 2010	/s/ Shmuel Eisenberger	Shmuel Eisenberger	President, Chief Executive Officer, Chief Financial Officer, Secretary and Director (Principal Executive, Financial, and Accounting Officer)